 EXHIBIT 10.51

AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDATORY AGREEMENT, dated the 29th day of December, 2008 by and between VORNADO REALTY TRUST (the “Company”) and MITCHELL N. SCHEAR (“Employee”).

WHEREAS, the Company and Employee entered into an Employment Agreement effective as of April 19, 2007 (the “Employment Agreement”) to set forth the terms of Employee’s employment by the Company; and

WHEREAS, the Company and Employee desire to amend the Employment Agreement to conform its terms with final regulations promulgated by the Internal Revenue Service under Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Company and Employee mutually agree as follows:

1.         Section 8(b) of the Employment Agreement is hereby amended in its entirety, to read as follows:

“(b)     If Employee's employment is terminated pursuant to Sections 6(a), 6(b), 6(d) or 6(g) the Company shall pay Employee as soon as administratively feasible following the Date of Termination but in no event later than seventy (70) days after the Date of Termination (i) his accrued but unpaid Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, (ii) any annual earned but unpaid bonus for the most recently completed fiscal year (plus a pro rata share of Employee's target bonus for the fiscal year of termination), and (iii) the benefits, fringes and perquisites, including, without limitation, accrued vacation, up to the Date of Termination. Employee also shall be entitled to any other amount due Employee under any other program or plan of the Company in which the Employee participates in accordance with the terms of such program or plan.”

2.         Section 8(c) of the Employment Agreement is hereby amended in its entirety, to read as follows:

“(c)     If Employee's employment is terminated pursuant to Sections 6(e) or 6(f), the Company shall pay to Employee (A) his accrued and unpaid Base Salary through the Date of Termination and (B) a payment (the "Severance Payment") equal to the sum of (i) Employee's then current Base Salary and (ii) the average of the Bonus earned by

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Employee, if any, in each of the two fiscal years immediately preceding the Date of Termination. The payment described in clause (A) shall be made as soon as administratively feasible following the Date of Termination but in no event later than seventy (70) days after the Date of Termination and the payment described in clause (B), subject to the provisions of Section 8(e), shall be paid ratably in accordance with the Company's customary payroll practices over the one year period following the Date of Termination. Notwithstanding anything herein to the contrary, upon a Reporting Termination the Severance Payment will be $1,000,000 and in no event will the Severance Payment exceed $2,000,000."

3.         Section 8 of the Employment Agreement is hereby amended by adding the following paragraph at the end thereof:

“(e)     409A Compliance. Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees”, any payment on account of Employee’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following Employee’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination. For purposes of Section 8 hereof, Employee shall be a “specified employee” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if he is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of the Company at any time during the 12-month period ending on the “Identification Date.” For purposes of the foregoing, the Identification Date shall be December 31. Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with the Company for purposes of Section 8 hereof unless he would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).”

4.         Section 14 of the Employment Agreement is hereby amended in its entirety, to read as follows:

“14.	Resolution of Differences Over Breaches of Agreement.

The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof,

first in accordance with the Company's internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Sections 9 or 10 of this Agreement. If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company's internal review procedures, then such controversy or claim shall be resolved by arbitration in Manhattan, New York, in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. If any contest or dispute shall arise between the Company and Employee (or, following the death of Employee, his estate or heirs) regarding any provision of this Agreement, the Company shall reimburse (i) Employee for all legal fees and expenses reasonably incurred by Employee during his lifetime and (ii) Employee’s estate and heirs for all legal fees and expenses reasonably incurred by Employee’s estate and heirs through the earlier of the 15th anniversary of the date of Employee’s death or the final settlement of Employee’s estate, in any case, in connection with such contest or dispute, but only if Employee (or his estate or heirs, as the case may be) is successful in respect of substantially all of Employee's (or his estate’s or heirs’, as the case may be) claims brought and pursued in connection with such contest or dispute. The reimbursement provided for in this Section 14 shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company received reasonable written evidence of such fees and expenses, but in any event no later than the end of the calendar year following the calendar year in which the expenses were incurred.”

5.         A new Section 22 of the Employment Agreement is hereby added, to read as follows:

“22.	Section 409A Compliance.

(a)       This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”) and regulations promulgated thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision shall be read, or shall be modified (with the mutual consent of the parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement shall comply with Section 409A. For purposes of section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment.

(b)       All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.”

6.         Employee further acknowledges that, while the purpose of this Amendatory Agreement is to conform the Employment Agreement to the requirements of Section 409A of the Code and Treasury Regulations promulgated thereunder, any tax liability incurred by Employee under Section 409A of the Code is solely the responsibility of Employee.

[signature page follows]

Except as amended herein, the Employment Agreement shall remain in full force and effect.

VORNADO REALTY TRUST

By: /s/ Alan J. Rice
Name: Alan J. Rice
Title: Senior Vice President

/s/ Mitchell N. Schear
Mitchell N. Schear